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                                                                   EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

            EMPLOYMENT AGREEMENT (the "Agreement"), dated as of October 4, 2004, by and between VISKASE COMPANIES, INC., a Delaware corporation (the "Company"), and ROBERT L. WEISMAN (the "Executive").

                              W I T N E S S E T H:

            WHEREAS the Company desires to induce the Executive to enter into employment with the Company for the period provided in this Agreement, and the Executive is willing to accept such employment with the Company on a full-time basis, all in accordance with the terms and conditions set forth below;

            NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

            1. Employment. (a) The Company hereby employs the Executive, and the Executive hereby accepts such employment with the Company, for the period set forth in Section 2 hereof, all upon the terms and subject to the conditions hereinafter set forth.

            (b) The Executive affirms and represents that he is under no obligation to any former employer or other party that is in any way inconsistent with, or that imposes any restriction upon, the Executive's acceptance of employment hereunder with the Company, the employment of the Executive by the Company or the performance of such employment, or the Executive's undertakings under this Agreement.

            2. Term of Employment. Unless earlier terminated as provided in this Agreement, the term of the Executive's employment under this Agreement shall be for a three (3) year period commencing on October 4, 2004 and concluding on October 4, 2007. The period from October 4, 2004 to October 4, 2007 or, in the event that the Executive's employment hereunder is earlier terminated as provided herein, such shorter period, as the case may be, is hereinafter called the "Employment Term." The Executive's employment by the Company shall be on an "at will" basis and may be terminated at any time at the option of the Company or the Executive, as the case may be, on the terms and subject to the conditions set forth in this Agreement.

            3. Duties. The Executive shall be employed as the President and Chief Executive Officer of the Company, shall faithfully perform and discharge such duties as inhere in such positions and as may be specified in the Bylaws of the Company with respect to, and consistent with, such positions, and shall also perform and discharge such other duties and responsibilities consistent with such positions as the Board of Directors of the Company (the "Board of Directors") shall from time to time determine. Except as may otherwise be approved in advance by the Board of Directors, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Executive shall devote his full business time throughout the Employment Term to the services required of him hereunder and shall not engage in any other business activity without the prior approval of the Board of

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Directors. The Executive shall render his business services exclusively to the
Company and its subsidiaries during the Employment Term and shall use his good faith efforts, judgment and energy to improve and advance the business and interests of the Company and its subsidiaries in a manner consistent with the duties of his position. Nothing in this Agreement shall preclude the Executive from engaging in charitable and community affairs or from managing his personal investments, provided that such activities do not interfere with the Executive's performance of his obligations to the Company under this Agreement.

            4.    Compensation.

            (a) Salary. As compensation for the performance by the Executive of the services to be performed by the Executive hereunder during the Employment Term, the Company shall pay the Executive a base salary (the "Base Salary") at the annual rate of Two Hundred and Fifty Thousand Dollars ($250,000) (proportionately adjusted for partial years). The Base Salary shall be subject to review from time to time in the discretion of the Board of Directors or the compensation committee of the Board of Directors. The Base Salary may be increased, but shall not be decreased, as a result of such review. Any Base Salary payable hereunder shall be paid in regular intervals in accordance with the Company's payroll practices from time to time in effect.

            (b) Bonus. The Executive shall be eligible to receive bonus compensation from the Company for each calendar year occurring during the Employment Term, including the partial year in 2004 (the "Bonus"). The target for the Bonus for each calendar year shall be 100% of Base Salary (proportionately adjusted for partial years), based on the achievement of performance-based targets and criteria for each such calendar year as established with respect to the Company's management incentive plan or otherwise established by the Board of Directors in consultation with the Executive. Such performance-based targets and criteria shall include both quantitative and qualitative objectives, shall be based on the audited financial results of the Company for the applicable period and shall in any event be consistent with the Company's compensation policies established by the Board of Directors from time to time for senior executives of the Company.

            (c) Withholding, Etc. The payment of any Salary, Bonus, or other amounts required to be paid to the Executive under this Agreement shall be subject to applicable withholding and payroll taxes and such other deductions as may be required under the Company's employee benefit plans.

            5.    Other Benefits; Stock Option Grant.

            (a) General. During the Employment Term, the Executive shall:

            (i) be eligible to participate in any employee fringe or other employee benefits and pension and/or profit sharing plans that may be provided by the Company for its senior executive employees, including any medical and health plans (to include coverage of the Executive, together with the Executive's spouse and dependents), and any vacation, sick leave,

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sick pay and disability benefits, all in accordance with the provisions of any such plans, as the same may be in effect from time to time; and

            (ii) be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Executive in the performance of his duties hereunder in accordance with the Company's policies applicable to senior executive employees from time to time in effect.

            (b) Stock Option Grant. The Company will issue a non-qualified stock option (the "Stock Option") to the Executive with respect to a total of 500,000 shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock"). The Stock Option shall be issued either pursuant to a new incentive plan to be adopted by the Board of Directors or pursuant to a stock option agreement between the Company and the Executive. The Stock Option shall have an exercise price equal to $2.40 per share (the closing price of the Common Stock on September 29, 2004, which was the trading day immediately prior to the verbal agreement of the parties with respect to the terms of this Agreement). The Stock Option shall vest (i) with respect to 1/3 of the shares of Common Stock covered thereby on the first anniversary of the date of this Agreement, (ii) with respect to an additional 1/3 of the shares of Common Stock covered thereby on the second anniversary of the date of this Agreement and (iii) with respect to an additional 1/3 of the shares of Common Stock covered thereby on the third anniversary of the date of this Agreement; provided, however, that if the Executive's employment is terminated by the Company pursuant to clause (iv) of
Section 7(a) below (x) after the six-month but before the first anniversary of the date of this Agreement, the portion of the Stock Option that would otherwise vest on the first anniversary of the date of this Agreement shall vest on the last day of the Employment Term, (y) after the first anniversary but before the second anniversary of the date of this Agreement, the portion of the Stock Option that would otherwise vest on the second anniversary of the date of this Agreement shall vest on the last day of the Employment Term and (z) after the second anniversary but before the third anniversary of the date of this Agreement, the portion of the Stock Option that would otherwise vest on the third anniversary of the date of this Agreement shall vest on the last day of the Employment Term; provided, further, that if the Company experiences a change of control, and in connection with or following such change of control the Executive ceases to be the principal executive officer of the Company, then the Stock Option shall become fully vested. The Stock Option will cease vesting on the last day of the Employment Term. The Stock Option shall terminate on the fifth anniversary of the date of issuance. The Stock Option shall provide that the Stock Option may be exercised by the Executive or by the Executive's estate for a period of time (to be established by the Board of Directors or the compensation committee of the Board of Directors and set forth in the documentation for the Stock Option) following the Executive's termination of employment for any reason other than for "Cause" (as defined below). The Stock Option shall contain customary anti-dilution provisions with respect to the exercise price and number of shares of Common Stock subject to the Stock Option. The Stock Option shall have such other provisions with respect to termination, acceleration of vesting, anti-dilution adjustments, the definition of change of control and other matters as the Board of Directors or the compensation committee of the Board of Directors may establish in its discretion.

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            6.    Confidential Information. The Executive hereby covenants,
agrees and acknowledges as follows:

            (a) The Executive has and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Company and any present or future subsidiaries or affiliates thereof (collectively with the Company, the "Company Group"), including but not limited to the following: (i) customer lists; related records and compilations of information; the identity, lists or descriptions of new or prospective customers, referral sources or organizations; financial statements; cost reports or other financial information; contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; software programs; reports and correspondence; and management systems, policies or procedures, including related forms and manuals; (ii) information pertaining to future developments such as future marketing or acquisition plans or ideas, and potential new business locations; and (iii) all other tangible and intangible property used in the business and operations of the Company Group and not otherwise made public by the Company Group. The information and trade secrets relating to the business of the Company Group described hereinabove in this paragraph (a) are the property of the Company Group and are hereinafter referred to collectively as the "Confidential Information", provided that the term Confidential Information shall not include any information (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Executive), (y) that the Executive receives on a non-confidential basis from a source (other than the Company Group or its representatives) that is not known by him to be bound by an obligation of secrecy or confidentiality to any member of the Company Group or (z) that was in the possession of the Executive prior to disclosure by any member of the Company Group.

            (b) The Executive shall not disclose, use or make known for his or another's benefit any Confidential Information or use such Confidential Information in any way except as is in the best interests of the Company Group in the performance of the Executive's duties under this Agreement. The Executive may disclose Confidential Information when required by a third party under applicable law or judicial process, but only after providing (i) immediate notice to the Company of any third party's request for such information, which notice shall include the Executive's intent to disclose any Confidential Information with respect to such request, and (ii) sufficient opportunity for the Company to challenge or limit the scope of the disclosure on behalf of the Company Group, the Executive or both.

            (c) The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, therefore, agrees that any member of the Company Group shall be entitled to injunctive relief (without necessity of a bond) in addition to any other available rights and remedies in case of any such breach or threatened breach by the Executive; provided, however, that nothing contained herein shall be construed as prohibiting any member of the Company Group from pursuing any other rights and remedies available for any such breach or threatened breach.

            (d) The Executive agrees that upon termination of his employment with the Company for any reason, the Executive shall immediately return to the Company all Confidential

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Information in whatever form maintained (including, without limitation, computer discs and other electronic media), including without limitation any and all Confidential Information maintained on personal computers and/or other non-Company property.

            (e) The obligations of the Executive under this Section 6 shall, except as otherwise provided herein, survive the termination of the Employment Term and the expiration or termination of this Agreement.

            (f) Without limiting the generality of Section 8 hereof, the Executive hereby expressly agrees that the foregoing provisions of this Section 6 shall be binding upon the Executive's heirs, successors and legal representatives.

            7.    Termination.

            (a) The Executive's employment hereunder shall be terminated upon the occurrence of any of the following:

            (i)   death of the Executive;

            (ii) the Executive's inability to perform his duties on account of disability or incapacity for a period of ninety (90) or more days, whether or not consecutive, within any period of twelve (12) consecutive months;

            (iii) the Company giving written notice, at any time, to the Executive that the Executive's employment is being terminated for "Cause";

            (iv) the Company giving written notice, at any time (including, without limitation, following a change of control of the Company or a sale of substantially all of the assets of the Company), to the Executive that the Executive's employment is being terminated, other than pursuant to clause (i), (ii) or (iii) above; or

            (v) a termination of the Executive's employment hereunder by the Executive at any time for any reason whatsoever (whether by reason of retirement, resignation or otherwise).

            (b) The following actions, failures and events by or affecting the Executive shall constitute "Cause" for termination within the meaning of clause
(iii) above of Section 7(a): (A) the commission by the Executive of a felony or a crime involving moral turpitude; the Board of Directors may, in its good faith and using reasonable judgment, determine the fact of the commission of the felony or the crime by Executive without recourse to or reliance upon any judicial proceeding or judicial determination; (B) the commission by the Executive of any other act or omission involving dishonesty, disloyalty or fraud with respect to any member of the Company Group or any of their respective employees, customers, affiliates or suppliers, or adversely affecting their reputation or standing, all as determined by the Board of Directors in its good faith and using reasonable judgment; (C) the willful failure of the Executive to perform duties as reasonably directed by the Board of Directors of the Company which are within the

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control of the Executive; (D) gross negligence, reckless or willful misconduct by the Executive with respect to the Company or any of its subsidiaries, all as determined by the Board of Directors, in its good faith and using reasonable judgment; or (E) any other material breach by the Executive of this Agreement or company policy reasonably established by the Board of Directors, which breach, if curable, is not cured within 15 days after written notice thereof to the Executive as determined by the Board of Directors, in its good faith and using reasonable judgment.

            (c) In the event that the Executive's employment is terminated by the Company pursuant to clause (iv) of Section 7(a) above, then, subject to receipt of an executed general release as described below, (i) the Company shall continue to pay to the Executive, as severance pay or liquidated damages or both, his Base Salary for a period of six (6) months after such termination (the "Continuation Period") at the rate per annum of his Base Salary at the time of such termination, payable in installments during the Continuation Period in accordance with the Company's payroll practices (but no less often than monthly), (ii) the Company shall provide the Executive and his spouse with medical and health insurance coverage at levels comparable to those in effect prior to such termination for a period from the date of such termination to the earlier to occur of (x) the end of the Continuation Period or (y) the date upon which the Executive becomes eligible to be covered for such benefits through his employment with another employer and (iii) the Executive shall be entitled to a pro rata portion of the Bonus for the year in which the termination occurs, with criteria based on the Executive's performance to be measured through the date of termination and with criteria based on the Company's performance to be measured for the entire fiscal year during which the termination occurs, such pro rata portion of the Bonus to be paid following the completion of the fiscal year during which the termination occurs and at such time as bonuses are paid to the Company's senior executives generally. Notwithstanding anything in this Section 7(c) to the contrary, the Company shall have no obligation whatsoever to make any payments or to provide any medical or health insurance benefits under this
Section 7(c) unless the Executive shall have executed and delivered to the Company, and not revoked, a general release and waiver of claims in form and substance reasonably satisfactory to the Company no more than 30 days after the later of (i) the date of such termination or (ii) the date the Company provides the form of the release to the Executive.

            (d) Notwithstanding anything to the contrary expressed or implied herein, except as set forth in Section 7(c) above, no member of the Company Group shall be obligated to make any payments to the Executive or on his behalf of whatever kind or nature by reason of the Executive's cessation of employment (including, without limitation, by reason of termination of the Executive's employment by the Company for "Cause"), other than (i) such amounts, if any, of his Base Salary as shall have accrued and remained unpaid as of the date of said cessation and (ii) such other amounts, if any, which may be then otherwise payable to the Executive pursuant to the terms of the Company's benefits plans or pursuant to clause (a)(ii) of Section 5 above.

            (e) No interest shall accrue on or be paid with respect to any portion of any payments hereunder.

            8.    Non-Assignability.

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            (a)   Neither this Agreement nor any right or interest hereunder shall be assignable by either party without the other party's prior written consent, and any purported assignment without such consent shall be null and void; provided, however, that nothing in this Section 8(a) shall preclude the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity. For purposes of this Section 8(a), neither a merger, consolidation, stock sale or other business combination shall be deemed to be an assignment.

            (b) Except as permitted by Section 8(a) above or as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to exclusion, attachment, levy or similar process or to assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

            9.    Restrictive Covenants.

            (a) Competition. During the Employment Term and for a period of twelve (12) months thereafter (the "Non-Compete Period"), the Executive will not directly or indirectly (as a director, officer, executive, employee, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization which engages in, or which during the Non-Compete Period could reasonably be expected to engage in, competition with any member of the Company Group in any geographical location where the Company does business or where the Executive knows the Company reasonably plans to do business. The provisions of this Section 9(a) shall not be deemed to prohibit the Executive's ownership of not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held company, or ownership, whether through direct or indirect stock holdings or otherwise, of not more than one percent (1%) of any other business.

            (b) Non-Solicitation. During the Employment Term and for a period of twelve (12) months thereafter (the "Non-Solicitation Period"), the Executive will not directly or indirectly induce or attempt to induce any employee or independent contractor of any member of the Company Group to leave the employment of or engagement by such member of the Company Group, or in any way interfere with the relationship between any member of the Company Group and any employee or independent contractor thereof.

            (c) Non-Interference. During the Employment Term and for a period of twelve (12) months thereafter (the "Non-Interference Period"), the Executive will not directly or indirectly or in any manner be associated with the clients or prospective clients of any member of the Company Group, if such action by him would, or could reasonably be expected to, have an adverse effect on the business, assets or financial condition of any member of the Company Group, or materially interfere with the relationship between any such person or entity and any member of the Company Group.

            (d) Certain Representations of the Executive. In connection with the foregoing provisions of this Section 9, the Executive covenants, represents and warrants that his

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experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood.

            10. Reasonableness, Survivability and Enforcement of Limitations. The Executive agrees that the limitations set forth in Sections 6 and 9 hereof (including, without limitation, time and territorial limitations) are reasonable and properly required for the adequate protection of the current and future businesses of the members of the Company Group. It is understood and agreed that the covenants, representations and warranties made by the Executive in Sections 6 and 9 hereof shall survive the expiration or termination of this Agreement. The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Sections 6 and 9 hereof would be inadequate and, therefore, agrees that any member of the Company Group shall be entitled to injunctive relief (without necessity of a bond) in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting any member of the Company Group from pursuing any other rights and remedies available for any such breach or threatened breach.

            11. Assignment of Intellectual Property. The Executive agrees that he will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company or its designee, all his right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, relating to the business of the Company, which he may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time in which he is employed by or a consultant to the Company.

            12.   Binding Effect. Without limiting or diminishing the effect of
Section 8 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

            13. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally,
(ii) mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent via a nationally recognized overnight courier or
(iv) sent via facsimile confirmed in writing to the recipient, if to the Company to the attention of the Chairman of the Board of Directors at the Company's principal place of business, and if to the Executive, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto, provided, however, that any notice sent by certified or registered mail shall be deemed delivered on the date of delivery as evidenced by the return receipt.

            14. Law Governing. This Agreement, and all claims arising out of or relating to it, shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without giving effect to its conflict of laws principles.

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            15.   Severability. The Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 6 or 9 hereof is void or constitutes an unreasonable restriction against the Executive, the provisions of such Section 6 or 9 shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 6 or 9 is finally held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall then be deemed dependent upon any other covenant or provision.

            16. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

            17. Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be varied, modified or amended only by an instrument in writing signed by both parties hereto.

            18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            19. Jurisdiction. Both parties to this Agreement irrevocably consent to the jurisdiction of the state and federal courts sitting in Cook County, Illinois with respect to any action or proceeding arising under this Agreement. Both parties to this Agreement further agree that such courts are a convenient forum, and that they shall not assert any challenge to jurisdiction or venue of such courts nor assert that any such action or proceeding is in an inconvenient forum or should be transferred. Both parties agree that service of process in any such action or proceeding may be made by certified mail, return receipt requested, without prejudice to use of other methods of service.

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      IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this Agreement as of the day and year first above written.

                             VISKASE COMPANIES, INC.

                             By:________________________________________
                             Name:
                             Title:

                             ___________________________________________
                             Robert L. Weisman

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